UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 5, 2016

AVANT DIAGNOSTICS, INC.
(Exact name of registrant as specified in charter)

Nevada	000-54004	98-0599151
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

8561 East Anderson Drive, Suite 104

Scottsdale, AZ 85225
(Address of principal executive offices)

Registrant's telephone number, including area code: (480) 478-6660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On January 5, 2016 (the "Closing Date"), Avant Diagnostics, Inc. (the "Company") entered into a securities purchase agreement (the "Agreement") with St. George Investments LLC (the "Investor") pursuant to which the Investor purchased a note with aggregate principal amount of $112,500 for an aggregate purchase price of $100,000 (the "Note"). The Note bears interest at 10% per annum and matures ten (10) months from the date of issuance. The Note will be convertible at the option of the holder at any time into shares of common stock, at an initial conversion price equal to $0.35, subject to adjustment ("Initial Conversion Price"). In the event the Market Capitalization (as defined in the Note) falls below $10,000,000.00 at any time, then in such event (a) the Initial Conversion Price for all conversions occurring after the first date of such occurrence shall equal the lower of the Initial Conversion Price and the Market Price (as defined below) as of any applicable date of conversion, and (b) the true-up provisions described below shall apply to all conversions that occur after the first date the Market Capitalization falls below $10,000,000.00.

The conversion price of the Note is subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like. The Investor has contractually agreed to restrict its ability to convert the Note such that the number of shares of the Company common stock held by the Investor and their affiliates after such conversion does not exceed 4.99% of the Company's then issued and outstanding shares of common stock.

Beginning on the six (6) month anniversary of the Closing Date and continuing on the same day of each successive month thereafter, the Company must prepay $28,750, plus all accrued interest thereon, either in cash or in common stock, at the option of the Company (each, an "Installment Amount"). If the Note is prepaid in shares of common stock, such shares shall be issued at a 40% discount of the lowest closing bid price for the 20 consecutive trading days immediately preceding the applicable redemption date, subject to a floor of $0.10 (the "Market Price"). If the Company pays an Installment Amount in shares of common stock, then 20 trading days following such payment (the "True-up Date"), the Investor shall receive additional shares of common stock ("True up Shares") if the Market Price on the True-up Date is less than the Market Price on the date payment of the Installment Amount was made. Notwithstanding the foregoing, the Company's right to prepay the Note in shares of common stock on each prepayment date is subject to, among other things, the following conditions: (i) no event of default shall have occurred, (ii) the Market Price is not below $0.10, (iii) the Company's shares are DWAC eligible, (iv) the ten (10) day average volume weighted average price ("VWAP") of the Company's common stock is greater than $0.01 and (v) on each date an Installment Amount is paid or on the True-up Date, the average and median daily dollar volume of the common stock for the previous 20 trading days is greater than $5,000.

The full principal amount of the Note is due upon a default under the terms of the Note. Upon the occurrence of an Event of Default (as defined in the Note), the Investor shall have the right to be redeemed at 125% of the outstanding balance immediately due prior to such event of default. The Note may be prepaid at any time at an amount equal to 120% of the outstanding principal and the accrued and unpaid interest.

Until all of Company's obligations under the Note are paid and performed in full, the Company shall not have at any given time more than two (2) Variable Security Holders (as defined in the Agreement), excluding Investor, without Investor's prior written consent, which consent may be granted or withheld in Investor's sole and absolute discretion. In addition, so long as the Note is outstanding, upon any issuance by Company of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to Investor, then Company shall notify Investor of such additional or more favorable term and such term, at Investor's option, shall become a part of the Note and the Agreement.

As of the date hereof, the Company is obligated on $112,500 face amount of the Note issued to the Investor. The Note is a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

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The securities sold in the private placement were not registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) promulgated thereunder under the Securities Act, and the corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Investor is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act. This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The foregoing information is a summary of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached as exhibits to this Current Report on Form 8-K. Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit

4.1	Convertible Promissory Note, dated January 5, 2016

99.1	Securities Purchase Agreement, dated January 5, 2016 by and between Avant Diagnostics, Inc. and St. George Investments LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT DIAGNOSTICS, INC.

Date: January 11, 2016	By:	/s/ Gregg Linn
	Name:	Gregg Linn
	Title:	Chief Executive Officer

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